Exhibit 11(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement on Form 1-A of our report dated June 25, 2019, except for Note 7 as to which the date is July 30, 2019, relating to the financial statements of Red Oak Capital Fund III, LLC as of June 15, 2019 and for the period from June 12, 2019 (date of formation) to June 15, 2019. We also consent to the reference to us under the heading “Independent Auditors” in such Offering Statement.

/s/ UHY LLP
Farmington Hills, Michigan
July 30, 2019